Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-3 of our report dated March 14, 2008 with respect to the audited financial statements of Opexa Therapeutics, Inc. for the year ended December 31, 2007 and 2006 and our report dated April 14, 2009 with respect to the audited financial statements of Opexa Therapeutics, Inc. for the years ended December 31, 2008 and 2007 and to all references to our Firm included in this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas

October 8, 2009